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                      SCHEDULE 14(A) INFORMATION
            Proxy Statement Pursuant to Section 14(a) of the
            Securities Exchange Act of 1934 (Amendment No. _)

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[ ]Preliminary Proxy Statement
[ ]Definitive Proxy Statement		[   ]  Confidential, for Use of the
[X]Definitive Additional Materials	       Commission only (as
[ ]Soliciting Material Under Rule 14a - 12     permitted by Rule 14a-6(e)(2))

                   FIRST AMERICAN CAPITAL CORPORATION
                    Attn:  Harland Priddle, Chairman
                     1303 S.W. First American Place
                         Topeka, Kansas 66604
                          Phone: 785/267-7077
                   with a copy to William Schutte, Esq.
                    Polsinelli, Shalton & Welte, P.C.
                    6201 College Boulevard, Suite 500
                       Overland Park, Kansas 66211
                          Phone: 913/451-8788
             (Name of Registrant as Specified in Its Charter)

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FOR RELEASE MONDAY MAY 19, 2003
AT 4:00 P. M. CENTRAL DAYLIGHT TIME


CONTACT:

Harland E. Priddle, Chairman
First American Capital Corporation
(785) 267 - 7077 or (620) 664 - 3304


FIRST AMERICAN CAPITAL WARNS SHAREHOLDERS:

PROXY CONTEST LAUNCHED TO FORCE COMPANY'S SALE

 ON TERMS AND CONDITIONS FAVORABLE TO CITZENS, INC.


TOPEKA, KS - May 19, 2003 - First American Capital Corporation, a regional life insurance company founded and financed by Kansans in 1996, announced it is mailing a letter to shareholders today.

The letter warns shareholders that a vote to elect a dissident group to First American Capital's board of directors will be a vote to give Citizens, Inc.
(NYSE:CIA) corporate control of First American Capital.   Five of the eight
dissident nominees are employed by Citizens, an insurance holding company headquartered in Austin, Texas,

"We believe Citizens, Inc. launched this proxy contest after our Board of Directors did not vote to accept either of Citizens' two proposals to buy First American Capital with its Class A common stock," said Harland E. Priddle, Chairman of the Board of First American Capital Corporation.

"Citizens denied our repeated requests for a market check provision on both occasions," Priddle noted. "Therefore, we could not conclude Citizens' offers were in the best financial interests of our shareholders."

"We have concluded the dissidents, funded by Citizens, are not concerned about our shareholders now,"
Priddle stated. "We believe Citizens is attempting to force the sale of our company to them on terms and conditions favorable to Citizens, Inc."

Management is encouraging First American Capital's shareholders to vote the Blue Proxy Card to elect its slate of experienced business leaders to the board of directors at the company's annual meeting of shareholders to be held in Topeka, Kansas on June 2.

The following is the complete text of First American Capital's May 19, 2003 Letter to Shareholders:


Dear Fellow Shareholder:

A dissident shareholder group funded by Citizens, Inc. of Austin, Texas (NYSE:CIA) is trying to seize corporate control of First American Capital by persuading you to elect them as the company's directors.

The Management and Board of Directors of First American Capital do not believe the dissidents have provided you with all the facts you need to make an informed decision nor revealed their true intentions, which we believe is to force the sale of our company to Citizens, Inc. on its terms and conditions.

READ WHAT THE DISSIDENTS DIDN'T TELL YOU ABOUT CITIZENS, INC.

The Austin American-Statesman, Citizens' hometown newspaper, published an article on Tuesday May 6, 2003 that began, "Citizen's Inc. has hit a couple of speed bumps on the road to its ambitious growth targets."

The article by Robert Elder, Jr. said Citizens' recent setbacks included a possible class-action lawsuit and resistance from acquisition target, First American Capital Corporation of Topeka, Kansas.

A copy of the Austin article headlined, "Citizens' growth targets hindered by obstacles," including a sidebar with a two-year chart tracking the rise and fall of Citizens' stock, is enclosed with this letter.

Items that caught our eye are:

A class-action lawsuit was certified on April 24, 2003 by the 3rd Court of Appeals in Austin. The suit was brought by a group of Columbians in 2001 who are "accusing the company of selling unregulated life insurance and charging exorbitant premiums for severely restricted coverage,"

"The class action could contain as many as 12,000 plaintiffs and damages could run into the hundreds of million of dollars, according to court records," Elder reported.

Mark Oliver, Citizens' president, is quoted as saying, "Citizens expects the Texas Supreme Court to reject the class-action status for the Latin
American insurance case."   [ We understand 84.5% of the insurance policies
Citizens sold in 2002 were sold to non-U.S. residents, primarily in Latin America. ]

"Still both developments threaten key strategies of Citizens, which has seen its stock price languish for much of the past two years. The company moved its listing from the American Stock Exchange to the New York Stock Exchange
on August 22," Elder wrote.   "But since the move, Citizens' share price has
declined by 48 percent."

CITIZENS' STOCK MAY BE LIQUID, BUT WHAT'S IT WORTH?

Citizens, Inc. just reported a loss of $339,007 or $0.01 per share for its first quarter ended March 31, 2003 compared to a profit of $1,502,803 or $0.06 per share for the like period ended March 31, 2002.

This is Citizen's fifth consecutive quarter of sequentially declining earnings. Citizens blamed the loss on a number of factors "...including the inclusion of three acquisitions consummated over the last year and the overhead associated with their operations..."


Citizens' stock price has made a three-year round trip: from a trading range of $6 - $7 per share in May 2000 to a high of $13.30 in December 2002 (a few months after it was listed on the New York Stock Exchange in August 2002) then ratcheting back down to its recent $6 - $7 trading range.

Harold E. Riley, Controlling Shareholder and Chairman of Citizens reported two significant, non open market, insider trades during the rise and fall of Citizens' stock. He disposed of 120,642 shares at $12.30 per share on January 1, 2002 and 367,472 shares at $6.35 per share on March 28, 2003.

After Citizens, Inc. reported a quarterly loss on May 14, 2003 its stock closed at $6.41 per share.

CITIZENS, INC. IS TAKING GOOD CARE OF OUR FORMER, PART-TIME CHAIRMAN

Citizens' falling stock price may not be that big of a deal for Michael Fink. First American Capital's former, part-time chairman seems to be doing just fine since we didn't renew his contract last November following two years of losses and a significant reduction in shareholder value.

In February 2003, Mr. Fink as Chairman, President and CEO of First Alliance Corporation of Lexington, Kentucky consummated the sale of the company through the exchange of First Alliance's outstanding shares for Class A common shares of Citizens, Inc. at an exchange ratio valued at $3.02 per share.

We understand Michael Fink's 10 percent stake in First Alliance was acquired in 1993 when he purchased 553,000 shares common stock for 10 cents a share while organizing the company.

Mr. Fink also negotiated a one-year employment contract with First Alliance in October 2001 that established an annual base salary of $200,000 per year, for his part-time services when he was also serving as First American Capital's part-time chairman and chief executive officer.

First Alliance also owns about 11% of the shares of Mid-American Alliance Corporation. The Missouri life insurer announced on March 10, 2003 that it had signed a definitive agreement with Citizens, Inc. Citizens is offering to exchange its Class A common shares for all Mid-American's outstanding stock, pending regulatory and shareholder approval of the acquisition.

A MAJORITY OF DISSIDENT NOMINEES ARE ON CITIZEN'S PAYROLL

Since February 2003, Michael Fink has been the Senior Vice President of Corporate Development of Citizens, Inc.

Citizens, Inc. hired Rickie Meyer as a Marketing Consultant in March 2003. We did not renew Mr. Meyer's employment contract as First American Capital's president in February 2003 because the company's key financial ratios had been moving in the wrong direction for two years.

Mark Oliver, President and Vice Chairman of Citizens, has worked for Citizens, Inc. since 1990.

Rick D. Riley, CEO and Vice Chairman of Citizens, is the son of Harold E.
Riley.

Harold E. Riley, Controlling Shareholder and Chairman of Citizens, Inc. founded the company in 1969.

The Harold E. Riley Trust owns all the outstanding Class B common stock of Citizens. The Class B common stock is entitled to elect a majority of the Board of Directors of Citizens. This right gives the trustees absolute corporate control over Citizens, Inc. and its affiliates.

DON'T HAND OVER CORPORATE CONTROL TO CITIZENS, INC.

A vote for the dissidents will be a vote to give Citizens, Inc. corporate control of First American Capital.

Once Citizens gains control, Harold E. Riley and his employees can take their time before proposing an acquisition of First American Capital. And, if they offer to buy your shares with their Class A common stock, it will be on terms and conditions favorable to Citizens, Inc.

How will you know if any future acquisition offer from Citizens, Inc. is the best offer available?

WE ARE PLANNING FOR A PROFITABLE FUTURE

We are confident our new president, Vince Rocereto, and First American Capital's professionals will be successful in developing a mix of insurance products that will address the needs of policy holders and be highly profitable. These products will be designed to: (1) best serve the needs of our current and future policyholders, (2) be readily marketed by our sales force, and (3) generate a high rate of return for our company and shareholders.

We have established the following strategic concepts and goals to achieve effective and prudent management of First American Capital Corporation's future activities:

* Board of directors with extensive business and executive management experience.
* Senior insurance managers with the operational and planning expertise to accomplish our goals.

* Professional staff providing timely service to our executives, marketing team and policy holders.
* Technology infrastructure that will support the company's growth and operational mission.
* Physical facilities that encourage efficient staff operation and a positive image for the company.

VOTE THE BLUE PROXY FOR MANGEMENT'S SLATE OF EXPERIENCED DIRECTORS

Management's director nominees -- Bud Burke, Ed Carter, Tom Fogt, Ken Frahm, Steve Irsik, John Montgomery, myself, and Gary Yager - offer you lifetimes of business experience in a wide range of leadership roles in many industries. We are dedicated to First American Capital's growth and prosperity

We have demonstrated we care about the future well-being of our policyholders, dedicated employees and thousands of individual shareholders. Most of First American's incumbent Board of Directors own Founders Shares purchased for 10 cents a share in 1996, but we could not abandon our duty to the majority of the company's shareholders in pursuit of personal financial rewards.

We did not vote to accept either of Citizens' two proposals to buy First American Capital with its Class A common stock. Citizens denied our repeated requests for a market check provision on both occasions.
Therefore, we could not conclude Citizens' offers were in the best financial interests of our shareholders.

We have concluded the dissidents, funded by Citizens, are not concerned about our shareholders now!

Please give us your support at First American Capital's annual meeting of shareholders on June 2.

You can support us by voting FOR Management's Nominees on the enclosed BLUE Proxy Card and mailing it to UMB Bank today in the enclosed, postage-paid envelope. Thank you.

Sincerely,


Harland E. Priddle
Chairman of the Board
First American Capital Corporation

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HOW TO VOTE MANAGEMENT'S BLUE PROXY
YOUR VOTE IS VERY IMPORTANT,
NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN
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1. If your shares are registered in your own name, please sign, date and mail the enclosed BLUE Proxy Card to UMB Bank in the postage-paid envelope provided today.

2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign the BLUE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Proxy Card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE Proxy Card to be issued representing your shares.

3. After signing the enclosed BLUE Proxy Card, do not sign or return the WHITE Proxy Card.

4. Remember, only your latest dated proxy will determine how your shares are to be voted at the meeting. IF YOU VOTED A WHITE PROXY CARD AND WANT TO CHANGE YOUR VOTE, YOU CAN DO SO NOW BY SENDING IN THIS BLUE PROXY CARD.

5. If you have any questions or need further assistance in voting your shares, please contact our proxy solicitor:

Allen Nelson & Co. Incorporated
P. O. Box 16157
1906 California Avenue, S.W.
Seattle,  WA  98116

SHAREHOLDERS MAY CALL TOLL FREE:   1-800-932-0181

Safe Harbor Statement

Statements in this letter that are not historical are forward-looking statements, including statements regarding First American's beliefs, expectations, hopes or intentions regarding the future. It is important to note that actual outcomes and First American's actual results could differ materially from forward-looking statements. First American assumes no obligation to update any forward-looking statement.

Proxy Solicitation Disclosure

First American filed with the Securities and Exchange Commission a definitive proxy statement relating to the solicitation of proxies with respect to the First American 2003 Annual Meeting of Shareholders. First American may file other proxy solicitation materials with the Commission. Security holders are urged to read the proxy statement and any other proxy solicitation materials (when they become available) because they contain important information. First American and its slate of directors to be elected at the 2003 Annual Meeting of Shareholders and certain of executive officers of First American may be deemed to be participants in the solicitation of proxies with respect to electing the Board of Directors of First American at the 2003 Annual Meeting of Shareholders. Additional information concerning the beneficial ownership of those executive officers and the First American slate of directors of First American common stock is set forward in the definitive proxy statement filed by First American with the Commission.

Proxy Statement Available

Shareholders may obtain a free copy of the definitive proxy statement and other documents filed by First American with the Commission at the Commission's website at http:\\www.sec.gov. In addition, you may obtain a free copy of the definitive proxy statement by contacting Allen Nelson & Co., Incorporated toll-free at 1-800-932-0181.